Exhibit 23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements

•	Form S-8, No. 333-76847,

•	Form S-8, No. 333-83998, and

•	Form S-8, No. 333-124685;

of our reports dated April 2, 2007, with respect to the consolidated financial statements of Trex Company, Inc. (Trex), Trex’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Trex, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

McLean, Virginia

April 2, 2007